Exhibit 99.1

AITX Announces Strong Financial Growth with 2.7x Increase in Recurring Revenue, SG&A Expense Reduction and Debt Extensions in Latest 10-Q Filing

Detroit, Michigan, January 17, 2024 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), is pleased to announce its latest financial results as highlighted in the 10-Q filing for the period ending November 30, 2023. The report showcases significant growth in Recurring Monthly Revenue (RMR) while managing a reduction in Selling, General, and Administrative (SG&A) expenses, alongside a strategic extension of debt maturity.

Management encourages all AITX investors, fans, and followers to thoroughly review the full SEC filing at http://tinyurl.com/ye6wbdpa and wishes to highlight three critical areas of performance:

1.	Robust Growth in Recurring Monthly Revenue (RMR):

For the three months ended November 30, 2023, AITX reported RMR of $416,062, which is 2.7 times that of the $154,628 earned in the same period in 2022. This substantial growth in RMR, a key metric for the company, underscores continued strong growth.

Management reported that the quality of the sales funnel continues to improve and is looking to add two salespeople to the team to continue to accelerate sales.

2.	Decrease in SG&A Expenses:

During the period of robust growth, the Company reported a 9% decrease in SG&A expenses for the nine months ended November 30, 2023, totaling $9,038,313, compared to $9,928,144 for the same period in 2022. For the three-month period ended November 30, 2023, SG&A expenses were $2,766,523, an 8% decrease from $3,002,282 for the corresponding period in 2022. These reductions are calculated net of non-recurring bonuses and demonstrate AITX’s continued focus on efficiency and cost management.

Management will continue to strive for additional cost controls in Q4 of AITX’s fiscal year (December 1, 2023 through February 29, 2024).

3.	Extension of Debt Maturity:

AITX successfully extended the maturity date of approximately $10.8 million of debt with its key lender. The terms of the various loans have been extended by approximately two years, the debt has been reclassified from current to long-term and ensuring there are now no defaults of these loans within these new terms. This improves the company’s liquidity profile. Notably, the lender did not request additional compensation for this extension, reflecting confidence in AITX’s financial health and future. As with all of AITX’s long term debt there are no monthly payments or other servicing required. Note that this lender has extended these loans in the past as well.

Steve Reinharz, CEO of AITX, expressed his satisfaction with these developments, stating, “We’re extremely pleased with the progress we’ve made over the past year. The significant growth in our Recurring Monthly Revenue is a testament to the strength and appeal of our solutions in the market. Moreover, the reduction in SG&A expenses reflects our commitment to lean and efficient operations. Lastly, the demonstration of support from our key lender, extending over $10 million in debt by 2 years, is simply fantastic and allows us to continue to focus on building the business and reaching positive operational cash flow.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, also commented on the financial results, “The numbers speak volumes about our strategic direction and operational efficiency. This performance is a clear indication of our team’s hard work and dedication to achieving our financial goals.”

AITX is poised to continue its growth trajectory, building on these positive financial results, and strengthened liquidity position. The Company remains dedicated to delivering innovative AI-driven security solutions while maintaining a strong focus on financial health and operational efficiency.

Recurring Monthly Revenue (RMR) is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz